PURCHASE AND SALE AGREEMENT
BETWEEN
CHHC PAVILION, L.P.
AS SELLER
AND
BERKSHIRE PROPERTY ADVISORS, L.L.C.
AS PURCHASER
DATED: DECEMBER 9, 2013

PURCHASE AND SALE AGREEMENT
Pavilion Townplace - Dallas, Texas
This Purchase and Sale Agreement (this "Agreement") is made and entered into by and between Purchaser and Seller.
RECITALS
A.    Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.
B.    Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:
ARTICLE 1
BASIC INFORMATION

1.1.1 Seller:	CHHC PAVILION, L.P., a Delaware limited partnership
1.1.2 Purchaser:	BERKSHIRE PROPERTY ADVISORS, L.L.C., a Delaware limited liability company
1.1.3 Purchase Price:	$56,000,000.00
1.1.4 Earnest Money:
$500,000.00 (the "Initial Earnest Money"), including interest thereon, to be deposited in accordance with Section 3.1 below, to be increased by $500,000.00 (the "Additional Earnest Money") to an aggregate amount of $1,000,000.00, plus interest thereon, pursuant to Section 3.1.

1.1.5 Title Company:	Commonwealth Title of Dallas 2651 N. Harwood, Suite 260 Dallas, Texas 75201 Attn.: Sharon Cooper Telephone number: (214) 855-8400 Facsimile number: (214) 754-9066 E-mail: sharoncooper@cltlt.com
1.1.6 Escrow Agent:	The Title Company

Exhibit M, List of Existing Loan Documents    M-1

1.1.7 Broker:
Holliday Fenoglio Fowler, L.P.
9 Greenway Plaza, Suite 700
Houston, Texas 77046
Attn: Craig LaFollette
Phone: 713-852-3556
Facsimile: 713-527-8725
Email: clafollette@hfflp.com

Apartment Realty Advisors, LLC
675 Bering, Suite 500
Houston, Texas 77057
Attention: David Oelfke
Telephone: 713-425-5405
Facsimile: 713-599-1801
E-mail: oelfke@arausa.com

1.1.8 Effective Date:	December 9, 2013.
1.1.9 Property Information Delivery Date:	The date which is three (3) days after the Effective Date.
1.1.1 Title and Survey Review Period:	The period ending at 5:00 p.m. Dallas, Texas time on December 11, 2013.
1.1.2 Inspection Period:	The period beginning on the Effective Date and ending at 5:00 p.m. Dallas, Texas, time on December 13, 2013.
1.1.3 Closing Date:	Subject to the provisions of Section 4.12.4 below, the date that is ten (10) days after Loan Assumption Approval.
Section 1.2    Closing Costs. Closing costs shall be allocated and paid as follows:

Exhibit M, List of Existing Loan Documents    M-2

COST	RESPONSIBLE PARTY
Title Commitment required to be delivered pursuant to Section 5.1.	Seller
Premium for Title Policy required to be delivered pursuant to Section 5.4.	Seller
Premium for any upgrade of Title Policy for any additional coverage and any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges
Purchaser
Costs of Survey and/or any revisions, modifications or recertifications thereto	Purchaser
Costs for UCC and other searches conducted by or for Purchaser	Purchaser
Recording fees	Purchaser (except Seller shall pay recording fees for instruments to remove any Title and Survey Matters Seller commits in writing to remove and Monetary Liens required to be removed by Seller)
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, mortgage taxes or other similar taxes, fees or assessments	Purchaser
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser: ½ Seller: ½
Real Estate Sales Commission to Broker	Seller
All other closing costs, expenses, charges and fees	Purchaser (except Seller’s attorneys’ fees and costs and other third party costs incurred by Seller)

Exhibit M, List of Existing Loan Documents    M-3

Section 1.3    Notice Addresses:

Purchaser: c/o Berkshire Property Advisors, L.L.C. 14800 Landmark Boulevard, Suite 120 Dallas, Texas 75254 Attention: Shane Fleniken Telephone: (214) 693-4012 E-mail: Shane.Fleniken@bpadv.com	Copy to: Bingham McCutchen LLP One Federal Street Boston, MA 02110 Attention: Richard A. Toelke, Esq. Telephone: (617) 951-8830 E-mail: richard.toelke@bingham.com
Seller: CHHC Pavilion, L.P. 3819 Maple Avenue Dallas TX 75219 Attention: J. Dodge Carter Telephone: 214-661-8134 Facsimile: 214-661-8021 E-mail: jdcarter@crowholdings.com	Copy to: CHHC Pavilion, L.P. 3819 Maple Avenue Dallas TX 75219 Attention: General Counsel Telephone: 214-661-8000 Facsimile: 214-661-8040 E-mail: kbryant@crowholdings.com
With an additional copy to:
Pavilion GP, LLC
c/o Hat Creek Partners LLC
2602 McKinney Avenue, Suite 110
Dallas, Texas 75204
Attn: Charlie Eubanks
Telephone: (214) 234-1895
E-mail: ceubanks@hatcreekpartners.com

With an additional copy to: Winstead PC 2728 N. Harwood Street, Suite 500 Dallas, Texas 75201 Attention: Michael F. Alessio Telephone: (214) 745‑5144 E-mail: malessio@winstead.com
ARTICLE 2
PROPERTY
Section 2.1    Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the "Property"):
2.1.1    Real Property. The land described in Exhibit A attached hereto (the "Land"), together with (a) all improvements, facilities, amenities, structures, driveways and walkways located thereon, but expressly excluding improvements and structures owned by any tenant ("Improvements"), (b) without warranty, all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the "Real Property").
2.1.2    Leases. All of Seller's right, title and interest, without warranty (except as expressly provided herein), in all leases of the Real Property as shown the Rent Roll (as hereinafter defined) other than License Agreements, including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the "Leases").

Exhibit M, List of Existing Loan Documents    M-4

2.1.3    Tangible Personal Property. Without warranty, all equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, including, without limitation, those items of personal property listed on Exhibit G attached hereto, but specifically excluding any items of personal property owned or leased by Seller's property manager or tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the "Tangible Personal Property").
2.1.4    Intangible Personal Property. All of Seller's right, title and interest, if any, without warranty, in all intangible personal property related to the Real Property and the Improvements, including, without limitation, the following: (i) all trade names and trademarks associated with the Real Property and the Improvements, including Seller's rights and interests, if any, in the name of the Real Property; (ii) the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent owned by Seller and assignable without cost to Seller); (iii) contract rights related to the operation or ownership of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases or License Agreements (collectively, the "Service Contracts") (but only to the extent assignable without cost to Seller and Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent owned by Seller and assignable without cost to Seller); (iv) governmental permits, approvals and licenses, if any (to the extent owned by Seller and assignable without cost to Seller); and (v) telephone exchange numbers, to the extent owned by Seller and assignable without cost to Seller (all of the items described in this Section 2.1.4 collectively referred to as the "Intangible Personal Property"). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (c) any trade name, mark or other identifying material that includes the names "Trammell Crow," "Crow Holdings Capital Partners," "CH Realty," "Crow Holdings" or any derivative thereof.
2.1.5    License Agreements. All of Seller's right, title and interest, without warranty, in and to all agreements (other than Leases), if any and to the extent assignable, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to Seller as the owner of the Real Property, including agreements which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the "License Agreements") but only to the extent assignable and Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement. Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume the obligations of the "lessor" or "licensor" under all License Agreements which are non-terminable or may not be canceled without payment of a penalty or fee.

Exhibit M, List of Existing Loan Documents    M-5

2.1.6    Escrowed Sums. All tax, insurance, and other deposits or funds (collectively, the "Escrowed Sums") held in escrow, impounds or otherwise, by the lender, holder, or servicer of the indebtedness under the loan with Teachers Insurance and Annuity Association of America (the "Lender") in the original principal amount of Twenty-Six Million and No/100 Dollars ($26,000,000.00) also known as TIAA Authorization #AAA7107; Investment ID #000680500 (the "Existing Loan") evidenced by the Existing Loan Documents (defined below).
ARTICLE 3
EARNEST MONEY
Section 3.1    Deposit and Investment of Earnest Money. Within three (3) business days after the Effective Date, Purchaser shall deposit the Initial Earnest Money with Escrow Agent. If upon the expiration of the Inspection Period, this Agreement is still in force and effect, Purchaser shall, no later than the last day of the Inspection Period, deposit the Additional Earnest Money, if any, as specified in Section 1.1.4 above, with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account. Contemporaneously with the execution and delivery of this Agreement, Purchaser and Seller (and certain other parties as identified therein) have executed and delivered that certain Portfolio Tie-In Agreement (the "Portfolio Tie-In Agreement") governing the exercise of certain termination rights by Seller and Purchaser and the application of the Earnest Money at Closing. To the extent of any conflict between the terms of this Agreement and the terms of the Portfolio Tie-In Agreement, the terms and provisions of the Portfolio Tie-In Agreement shall govern and control.
Section 3.2    Independent Consideration. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller's performance under this Agreement ("Independent Consideration"), which shall be retained by Seller in all instances.
Section 3.3    Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier's check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. In the event the Initial Earnest Money is not actually received by Escrow Agent within the time period specified herein, this Agreement will become null and void and of no further force or effect whatsoever. In the event the Additional Earnest Money is not actually received by Escrow Agent within the time period specified herein, Purchaser will be deemed to be in default hereunder, and Seller will have the right to pursue all rights and remedies provided hereunder with respect to Purchaser’s default (including, without limitation, the right to terminate this Agreement and receive the Initial Earnest Money, together with all interest earned thereon, as liquidated damages for the breach of this Agreement); provided, however, that if the Additional Earnest Money is deposited with Escrow Agent prior to Seller’s exercise of its remedies hereunder, such default with respect to the Additional Earnest Money shall be deemed cured.

Exhibit M, List of Existing Loan Documents    M-6

Section 3.4    Disposition of Earnest Money. Subject to the terms of the Portfolio Tie-In Agreement, the Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.4, Escrow Agent shall pay the entire Earnest Money (less the Independent Consideration) to Purchaser one business day following receipt of the Due Diligence Termination Notice from Purchaser. So long as Purchaser complies with the requirements of the Portfolio Tie-In Agreement, no notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent if Purchaser terminates this Agreement pursuant to Section 4.4. Subject to the terms of the Portfolio Tie-In Agreement, in the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.4, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the fifth business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money within such five (5) business day period. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys' fees and costs and Escrow Agent's costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution. Escrow Agent agrees to transfer the Earnest Money in accordance with the written instructions delivered pursuant to the Portfolio Tie-In Agreement.
ARTICLE 4
DUE DILIGENCE
Section 4.1    Due Diligence Materials To Be Delivered. Unless attached hereto as an Exhibit, Seller shall deliver to Purchaser the following (the "Property Information") on or before the Property Information Delivery Date:
4.1.1    Rent Roll. A current rent roll ("Rent Roll") for the Property utilizing Seller's standard form (including the following information: apartment number, unit type, unit status, tenant name, commencement and termination dates, lease rent and security deposits), a copy of which is attached hereto as Exhibit H; a tenant delinquency report for the Property (the "Delinquency Report") utilizing Seller's standard form, a copy of which is attached hereto as Exhibit I; and a rent concessions report for the Property (the "Concession Report") utilizing Seller's standard form, a copy of which is attached hereto as Exhibit J;
4.1.2    Financial Information. Copy of operating statements and a summary of capital expenditures pertaining to the Property for the twenty-four (24) months preceding the Effective Date or such lesser period as Seller has owned the Property using Seller's standard form for same ("Operating Statements");
4.1.3    Tax Statements. Copy of real estate and ad valorem tax statements relating to the Property for the current tax period;

Exhibit M, List of Existing Loan Documents    M-7

4.1.4    Title and Survey. Copy of Seller's most current title policy and survey of the Property;
4.1.5    Service Contracts. Copies of all Service Contracts listed on Exhibit K attached hereto;
4.1.6    Personal Property. A list of material Tangible Personal Property listed on Exhibit G attached hereto;
4.1.7    License Agreements. Copies of all License Agreements listed on Exhibit L attached hereto;
4.1.8    Utility Bills. Copies of all utility bills (gas, electric, water and sewer) relating to the Property for the immediately prior twelve (12) month period;
4.1.9    Financial Statements. Statements of income and expense for the Property, prepared by the current independent property manager, relating to the periods of January 2011 through the present;
4.1.10    Capital Reports. Copies of all capital expenditure reports (general ledger) for 2011, 2012 and 2013;
4.1.11    Litigation. A listing of all litigation that is, to the Seller’s knowledge, pending against Seller or Seller's property manager with respect to claims regarding or related to the Property;
4.1.12    Escrowed Sums. A schedule of the amount of the Escrowed Sums currently held by Lender pursuant to the Existing Loan Documents; and
4.1.13    Existing Loan Documents. Copies of the loan documents described on Exhibit M hereto (collectively, the "Existing Loan Documents").
Except for the Rent Roll contemplated in Section 4.1.1, Seller's obligations to deliver the items listed in this Section 4.1 shall be limited to the extent such items are in the possession of Seller or its property management company.
Section 4.2    Due Diligence Materials To Be Made Available. To the extent such items are in Seller's possession and control, Seller shall make available to Purchaser for Purchaser's review, at Seller's option at either the offices of Seller's property manager or at the Property, the following items and information (the "Additional Property Information") on or before the Property Information Delivery Date, and Purchaser at its expense shall have the right to make copies of same:
4.2.1    Lease Files. The lease files for all tenants, including the Leases, amendments, guaranties, any letter agreements and assignments which are then in effect ("Lease Files");
4.2.2    Maintenance Records and Warranties. Material maintenance work orders on file in Seller's property management office for the twenty-four (24) months preceding the

Exhibit M, List of Existing Loan Documents    M-8

Effective Date and guarantees and warranties, if any, on roofs, air conditioning units, fixtures and equipment;
4.2.3    Plans and Specifications. Building plans and specifications relating to the Property; and
4.2.4    Licenses, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Property.
Section 4.3    Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours for the purpose of conducting inspections, investigations and tests, including, without limitation, surveys and architectural, engineering, geotechnical and environmental inspections and tests as permitted under this Agreement (collectively, the “Property Investigations”), provided that (a) Purchaser must give Seller two full business days' prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test, any "Phase II" type testing or investigation or any testing scope that is beyond a customary "Phase I" investigation (i.e., core sampling, soils testing, vapor testing, testing of on-site materials or other similar testing or investigation) Purchaser must obtain Seller's prior written consent, which consent may be given, withheld or conditioned in Seller's sole discretion, (b) prior to performing any Property Investigation, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser has in place workers' compensation insurance in accordance with applicable law, and Purchaser shall maintain (1) commercial general liability insurance with limits of at least Two Million Dollars ($2,000,000.00) for bodily or personal injury or death, and (2) property damage insurance in the amount of at least Two Hundred Fifty Thousand Dollars ($250,000.00), covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name Seller as an additional insured thereunder, (c) all such Property Investigations shall be conducted by Purchaser in compliance with Purchaser's responsibilities set forth in Section 4.9 below, (d) no leased residential units at the Property shall be entered without first coordinating with Seller or Seller's property manager and only with Seller or Seller's property manager being present, and (e) Purchaser shall not conduct interviews or meetings with any residential tenants. Purchaser shall bear the cost of all such Property Investigations and shall be responsible for and act as the generator with respect to any wastes generated by those Property Investigations.
Section 4.4    Due Diligence/Termination Right. Purchaser shall have through 5:00 p.m. Dallas, Texas time on the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the "Property Documents") and the Property, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement but subject to the terms of the Portfolio Tie-In Agreement, Purchaser may terminate this Agreement for any reason or no reason, in Purchaser’s sole and absolute discretion, by giving written notice of termination to Seller and Escrow Agent (the "Due Diligence Termination Notice") prior to 5:00 p.m. Dallas, Texas on the last day of the Inspection Period. If Purchaser does not timely give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser

Exhibit M, List of Existing Loan Documents    M-9

shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents.
Section 4.5    Return of Documents and Reports. Upon any termination of this Agreement (other than arising out of a Seller default hereunder) and at Seller's election exercised by delivery of written notice to Purchaser, Purchaser shall provide to Seller copies of all third party reports, investigations and studies, other than economic analyses and other than legal analysis memoranda (collectively, the "Reports" and, individually, a "Report") prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any. If Seller elects by written notice to Purchaser to require delivery of the Reports to Seller, Seller shall reimburse Purchaser for the reasonable cost incurred by Purchaser in obtaining such Reports within ten (10) days after delivery of such Reports to Seller together with a copy of the third party invoices for same, such obligation to survive the termination of this Agreement. The Reports shall be delivered to Seller without any liability to Seller and without representation or warranty from Purchaser as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall in no event constitute a condition to any right of Purchaser to a return of the Earnest Money pursuant to the terms of this Agreement or the Tie-In Agreement.
Section 4.6    Service Contracts. On or prior to 5:00 p.m. Dallas, Texas, on the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts and which License Agreements it will assume and for which Service Contracts and License Agreements Purchaser requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any Service Contracts or License Agreements which by their terms cannot be terminated without penalty or payment of a fee. Seller shall deliver at Closing notices of termination of all Service Contracts or License Agreements that are not so assumed. Seller and Purchaser shall promptly complete and execute customary transfer or assignment documentation required under any applicable Service Contract or License Agreement. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts and License Agreements (a) that Purchaser has agreed to assume, or that Purchaser is obligated to assume pursuant to this Section 4.6, and (b) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing. Up-front capital fees, door fees or other inducement payments paid as a lump-sum (but excluding royalty fees and fees paid over time) to Seller during the twelve (12) months prior to the Effective Date under any Service Contract or License Agreement that Purchaser elects or is required to assume under this Section 4.6 shall be prorated hereunder as of the Closing Date based on the total term of such Service Contract or License Agreement, net of the costs and expenses incurred by Seller for installation of equipment, capital improvements and other costs and expenses related to such Service Contract or License Agreement.
Section 4.7    Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely to assist Purchaser and Purchaser’s employees, agents, representatives, lenders, potential lenders,

Exhibit M, List of Existing Loan Documents    M-10

investors, potential investors, surveyors, engineers, contractors and consultants (collectively, "Purchaser’s Representatives") in determining the feasibility of purchasing and financing the Property. Prior to Closing, Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Except as set forth herein, neither Purchaser nor Purchaser’s Representatives shall disclose the contents of the Property Documents to any person other than to those persons who are responsible for determining the feasibility of Purchaser's acquisition and financing of the Property and Purchaser shall inform such persons of the confidential nature of such information and shall use commercially reasonable efforts to cause such persons to comply with the provisions of this Section 4.7 (collectively, "Permitted Outside Parties"). Purchaser may disclose such contents as are (a) expressly required under applicable laws or (b) expressly required by appropriate written judicial order, subpoena or demand issued by a court of competent jurisdiction (but will promptly, to the extent permitted under such laws or legal process, give Seller written notice of the requirement and will cooperate with Seller so that Seller, at its expense, may seek an appropriate protective order and, in the absence of a protective order, Purchaser may disclose only such content as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and Purchaser will use reasonable efforts to secure confidential treatment of any such content so disclosed). Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. As used hereunder, the term "Permitted Outside Parties" shall include Lender and Purchaser is permitted to deliver any information relating to the Property to Lender in connection with Purchaser’s assumption of the Existing Loan, but in such event Purchaser shall deliver a copy of any environmental report, property condition report, engineering report, zoning report or similar third party reports regarding the Property to Seller at least one (1) business day prior to delivery of same to Lender, solely for Seller's informational purposes. Notwithstanding anything contained in this Section 4.7 or otherwise in this Agreement to the contrary, the following information shall in no event be deemed proprietary and confidential: (i) information or material that is or becomes generally available to the public through no action by Purchaser or Purchaser Representatives in violation of this Agreement, or is or becomes available to Purchaser on a nonconfidential basis from a source, other than the Seller or its affiliates or any officer, director, trustee, agent, employee or other person acting or purporting to act on behalf of Seller or any of its affiliates; and (ii) Purchaser’s internally generated work product (except to the extent it contains information required to be treated as confidential hereunder or to the extent it is based on or derived from information required to be treated as confidential hereunder). The provisions of this Section 4.7 shall survive termination of this Agreement but shall not survive Closing.
Section 4.8    No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement or in the documents to be delivered by Seller at Closing, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Except as expressly set forth in this Agreement and in the documents to be delivered by Seller at Closing, Seller expressly disclaims any and all liability for representations or warranties,

Exhibit M, List of Existing Loan Documents    M-11

express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property's physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents solely as an accommodation to Purchaser.
Section 4.9    Purchaser's Responsibilities. In conducting any Property Investigations and/or inspections of the Property Documents, Purchaser and its agents and representatives shall: (a) not materially disturb the tenants or materially interfere with their use of the Property pursuant to their respective Leases; (b) not materially interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (e) comply with all applicable laws in all material respects; (f) promptly pay when due the costs of all Property Investigations done with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; and (h) repair any damage to the Real Property resulting directly or indirectly from any such Property Investigations to substantially the same condition existing prior to such Property Investigations. After delivery of written notice to Seller, Purchaser may conduct interviews or meetings with the regional manager and the on-site senior property manager of Seller's property manager for the Property regarding the operation, ownership and maintenance thereof, provided that (i) any such interviews and meetings shall be limited to a reasonable duration so as not to materially disrupt the ordinary working schedule of such persons and (ii) Purchaser shall not conduct any interviews or meetings with any leasing agents or maintenance personnel without Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. A representative of Seller shall have the right, but not the obligation, to be present during any such interviews or meetings. Incidental interactions between Purchaser and Seller’s leasing agents or maintenance personnel during the ordinary course of the entry of Purchaser onto the Property in connection with the Property Investigations shall not be deemed to violate this Section 4.9 so long as such incidental interactions are immaterial in nature and are substantively unrelated to the content of any Property Investigation.
Section 4.10    Purchaser's Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of Purchaser's Property Investigations permitted under this Agreement or any violation of the provisions of Section 4.3, Section 4.7 and Section 4.9; provided, however, the indemnity shall not extend to protect Seller (i) from any pre-existing liabilities for matters merely discovered by Purchaser or Purchaser’s Representatives (i.e., latent environmental contamination) except to the extent that Purchaser's or Purchaser’s Representatives’ actions aggravate any pre-existing liability of Seller, or (ii) to the extent caused by an act or omission of Seller or its agents, employees, or representatives. Purchaser's obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

Exhibit M, List of Existing Loan Documents    M-12

Section 4.11    Environmental Studies; Seller's Right to Terminate. As additional consideration for the transaction contemplated in this Agreement, Purchaser must provide to Seller, promptly upon written request by Seller, copies of any and all reports, tests or studies involving contamination of or other environmental concerns relating to the Property; provided, however, Purchaser shall have no obligation to cause any such tests or studies to be performed on the Property. Seller acknowledges that Purchaser has not made and does not make any warranty or representation regarding the truth or accuracy of any such studies or reports. Notwithstanding Section 4.10 above, Purchaser shall have no liability or culpability of any nature as a result of having provided such information to Seller or as a result of Seller's reliance thereon or arising out of the fact that Purchaser merely conducted such tests or studies, except to the extent Purchaser's actions aggravate any pre-existing liability of Seller. In the event that: (a) such reports, tests or studies indicate the existence or reasonable potential existence of any contamination of any portion of the Property that is not disclosed in the Property Documents, (b) Seller was not the cause of such contamination and had no actual knowledge of such contamination unless disclosed to Purchaser in writing during the Inspection Period (such actual knowledge being based solely on any environmental reports in Seller's possession and/or any written notices of environmental contamination received by Seller, and not being based on any imputed or constructive knowledge), and (c) that the reasonably estimated cost of remediation and/or other liability associated therewith, as determined by Seller's environmental consultants, exceeds $100,000.00, then Seller may terminate this Agreement by giving written notice to Purchaser within ten business days after Purchaser has provided Seller with copies of such reports, tests or studies, whereupon the Earnest Money shall be returned to Purchaser, the parties shall have no further obligations hereunder except for obligations that expressly survive the termination hereof, and Seller shall pay to Purchaser an amount equal to the lesser of (i) Purchaser's actual out-of-pocket expenditures incurred directly in connection with negotiating this Agreement and/or conducting due diligence activities contemplated hereunder, or (ii) One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), provided, however, that Purchaser must make written demand of Seller for such reimbursement and provide Seller reasonable supporting documentation of actual expenditures within 30 days of the termination of this Agreement, and if Purchaser fails to provide such written demand and supporting documentation within such 30-day period, then Purchaser shall be deemed to have forever waived its right to recover any amount from Seller. Purchaser acknowledges that item (b) above shall not be deemed to expand any representation, warranty or covenant of Seller expressly provided for under this Agreement nor create any representation, warranty or covenant of Seller that is not expressly provided for under this Agreement.
Section 4.12    Loan Assumption.
4.12.1    Loan Assumption Submission and Process. On the Closing Date if the Loan Assumption Approval (as defined below) has been obtained, Seller shall assign all of Seller's right, title and interest in, and Purchaser shall assume all of Seller's obligations and liabilities under, the Existing Loan (the "Loan Assumption") pursuant to an Assumption Agreement (as defined below) consistent with this Section 4.12 and the Loan Assumption Approval. If Seller has not already done so prior to the Effective Date, then within three (3) business days after the Effective Date, Seller shall contact Lender regarding the conveyance of the Property and the assumption by Purchaser of the Existing Loan. Within seven (7) business days after receipt by Purchaser of an assumption application (the "Application") from Lender (the "Loan Assumption Submission

Exhibit M, List of Existing Loan Documents    M-13

Date"), Purchaser shall furnish and deliver the Application to Lender (including, without limitation, furnishing, in all material respects, all customary documents, information, checklist items and materials expressly required in the Application and reasonably capable of being prepared by Purchaser without input from unrelated third parties that is not reasonably obtainable within such time frame). From and after the Loan Assumption Submission Date and through the earlier of the Closing Date or the termination of this Agreement pursuant to Section 4.12.4 below, Purchaser shall diligently and continuously seek and use its commercially reasonable efforts to timely obtain (i) the Loan Assumption Approval (as defined below) pursuant to the terms and requirements of this Section 4.12 and (ii) the mutual agreement between Purchaser, Seller and Lender for a loan assumption agreement consistent with the terms of this Section 4.12 (the "Assumption Agreement"). Seller shall (a) cooperate in good faith with Purchaser in Purchaser's direct communication with Lender and in expediting Purchaser's negotiation and finalization of the Loan Assumption Approval and the Assumption Agreement and (b) promptly make any reasonable and customary informational deliveries regarding Seller or the Property as required by Lender pursuant to the Existing Loan Documents. Promptly when due and owing to Lender, Purchaser shall pay directly to Lender: any assumption fee imposed by Lender, any Lender review fees or processing fees and any reimbursement of Lender's expenses (including, without limitation, any of Lender's legal fees) in connection with the Loan Assumption process and the Assumption Agreement and any other documents the Lender requires Seller and/or Purchaser to execute and deliver as a condition to the Loan Assumption (collectively, the "Lender Assumption Documents"), as applicable. Prior to declaring under Section 10.2 that Purchaser is in default of the "commercially reasonable efforts" standard in connection with the Loan Assumption Approval process as provided above, Seller shall deliver prior written notice to Purchaser describing any alleged deficiency in reasonable specificity and Purchaser shall have seven (7) business days after receipt of such written notice within which to cure such alleged deficiency (and such 7-business day cure period shall be in addition to any applicable notice and cure requirements under Section 10.2). It is understood and agreed that Purchaser shall use commercially reasonable efforts to deliver to Lender any and all materials and documents relating to the Application that are prepared by or with the required input of third parties unrelated to Purchaser (the “Third Party Materials”) that Lender may request or require, provided, however, that Purchaser shall not be in default of the delivery deadlines under this Section 4.12.1 if such third party input is not timely received despite Purchaser's commercially reasonable efforts to timely obtain same.
4.12.2    Loan Assumption Approval. As used herein, the term "Loan Assumption Approval" shall mean:
(a)    the written consent, approval and agreement of Lender to or of: (1) the conveyance of the Property by Seller to Purchaser; (2) an assumption by Purchaser of all obligations and liabilities of Seller under or with respect to the Existing Loan on terms which shall not impose any modifications to the economic or other material terms of the Existing Loan including, without limitation, no modification to the loan amount, interest rate, maturity date, or amortization schedule, or the imposition of new escrow requirements; (3) inclusion (whether in the Assumption Agreement, in a side letter agreement or in a modification to the Existing Loan Documents) of Purchaser's customary permitted transfer provisions that are used by Purchaser and Purchaser's constituent owners in the ordinary

Exhibit M, List of Existing Loan Documents    M-14

course of business for loans substantially similar to the Loan and Purchaser's reasonable permitted transfer provisions relating to Purchaser's execution of a "reverse" exchange under Internal Revenue Service Code Section 1031; (4) a release of Seller (and any loan guarantor) from all obligations and liabilities with respect to the Existing Loan from and after the Closing Date (subject to the survival of Seller's and such guarantor's pre-Closing Date obligations as provided in the Loan Documents); (5) replacement of the existing loan guarantor with Berkshire Income Realty - OP, L.P., a Delaware limited partnership (or, at Purchaser's election, an alternative guarantor proposed by Purchaser that has a reasonably sufficient financial condition to satisfy Lender's customary guarantor underwriting requirements); provided, however, that such guarantor shall not assume any liability with respect to the Property or the Existing Loan that arose prior to the Closing Date; (6) Seller's assignment for the benefit of Purchaser, and Purchaser's acceptance and assumption, of the Escrowed Sums (subject to the reimbursement to Seller at Closing for the amount of such Escrowed Sums as provided in this Agreement); (7) the entity structure of Purchaser's proposed borrower entity and its constituent owners in accordance with Purchaser's customary structure for loans substantially similar to the Existing Loan and for lenders substantially similar to Lender (including reasonable and customary underwriting and legal standards for single purpose entities, bankruptcy remote criteria, independent managers or directors and similar market requirements); (8) the legal opinions to be issued by Purchaser's legal counsel in accordance with such counsel's customary opinion letters for loans substantially similar to the Existing Loan and for lenders substantially similar to Lender (including reasonable and customary authority, enforceability, substantive non-consolidation and Delaware entity opinions, as applicable); and (9) the release, termination or return (as applicable) of any pledge of, security interest in or allonge to any internal promissory note or letter of credit given by Seller to Lender for credit enhancement purposes; and
(b)    clearance of Lender's customary credit approvals and "know your customer" approvals with respect to Purchaser, Purchaser's permitted assignee of this Agreement and Purchaser's proposed loan guarantor.
4.12.3    Lender Confirmations. Notwithstanding anything contained herein to the contrary, the Assumption Agreement shall not be deemed acceptable to Purchaser unless either the Assumption Agreement or a separate written confirmation or estoppel delivered from Lender to Purchaser includes confirmation from Lender (i) that the Existing Loan Documents constitute all of the material documents that evidence, secure or relate to the Existing Loan that would continue to be applicable to Purchaser, Purchaser's guarantor or the Property after Closing, (ii) that, to Lender's actual knowledge, there is no uncured event of default by Seller beyond the expiration of applicable notice and cure periods under the Existing Loan Documents, (iii) of the unpaid principal balance on the Existing Loan as of the Closing Date and the date through which all payments due under the Existing Loan Documents have been paid, and (iv) of the amount of all Escrowed Sums.
4.12.4    Loan Assumption Timing.

Exhibit M, List of Existing Loan Documents    M-15

(a)    Purchaser shall have until 5:00 p.m. Dallas, Texas time on January 20, 2014, subject to a one-time extension as expressly provided below in this Section 4.12 (as may be extended below, the "Assumption Deadline") to obtain the Loan Assumption Approval.
(b)    Purchaser shall have the option to extend the Assumption Deadline for one (1) additional period ending at 5:00 p.m. Dallas, Texas time on February 19, 2014, upon delivery written notice from Purchaser to Seller on the then applicable Assumption Deadline.
(c)    In the event that the Loan Assumption Approval has not been obtained on or before Assumption Deadline (as the same may be extended as provided above), then Purchaser may elect to terminate this Agreement at any time after the Assumption Deadline and prior to 5:00 p.m. Dallas, Texas time on March 21, 2014 (the "Outside Assumption Deadline"), by delivering written notice to Seller and Escrow Agent (an "Assumption Termination Notice"), in which case the Earnest Money shall be returned to Purchaser, and neither party shall have further rights or obligations pursuant to this Agreement, except as expressly provided herein.
(d)    If the Loan Assumption Approval has not been obtained on or prior to the Outside Assumption Deadline, then either Purchaser or Seller may terminate this Agreement by delivering written notice to the other party (and to Escrow Agent) on or prior to 5:00 p.m. Dallas, Texas time on March 28, 2014 (the "Automatic Termination Date"), in which case the Earnest Money shall be returned to Purchaser, and neither party shall have further rights or obligations pursuant to this Agreement, except as expressly provided herein.
(e)    If neither Seller or Purchaser terminates this Agreement prior to the Automatic Termination Date, then this Agreement shall automatically terminate as of the Automatic Termination Date, in which case the Earnest Money shall be returned to Purchaser, and neither party shall have further rights or obligations pursuant to this Agreement, except as expressly provided herein.
(f)    If Purchaser does not timely exercise the extension of the Assumption Deadline, then (i) the Outside Assumption Deadline shall be 5:00 p.m. Dallas, Texas time on February 19, 2014 and (ii) the Automatic Termination Date shall be 5:00 p.m. Dallas, Texas time on February 26, 2014.
(g)    If the Loan Assumption Approval was initially obtained but is later revoked or terminated in writing by Lender prior to Closing for reasons other than a Purchaser Assumption Default (as defined below), then either Purchaser or Seller may terminate this Agreement by delivering written notice to the other party (and to Escrow Agent) on or prior to the Closing Date, in which case the Earnest Money shall be returned to Purchaser, and neither party shall have further rights or obligations pursuant to this Agreement, except as expressly provided herein. As used in this Section 4.12.4(g), the term "Purchaser Assumption Default" shall mean (i) a material deviation by Purchaser from the required parameters set forth in the issued Loan Assumption Approval (for example purposes only,

Exhibit M, List of Existing Loan Documents    M-16

such as a change to the identity of the replacement guarantor or a change to Purchaser's organizational structure from that initially approved by Lender in the Loan Assumption Approval), or (ii) a failure by Purchaser to comply in any material respect with the requirements of, or a material misrepresentation by Purchaser under, any assumption application or other documents submitted by or on behalf of Purchaser to the Lender and pursuant to which the initial Loan Assumption Approval was issued.
4.12.5    Property Performance Loan Default. If (a) Lender refuses to grant the Loan Assumption Approval, or revokes or terminates a Loan Assumption Approval that was previously issued, due to an "event of default" under the Existing Loan Documents caused by a failure of the Property to maintain a minimum debt service coverage ratio or a minimum occupancy requirement required under the Existing Loan Documents, if any, and (b) this Agreement is terminated by Purchaser pursuant to its termination right granted under Section 4.12.4, then the Earnest Money shall be returned to Purchaser, the parties shall have no further obligations hereunder except for obligations that expressly survive the termination hereof, and Seller shall pay to Purchaser an amount equal to the lessor of (i) Purchaser's actual and reasonable out-of-pocket expenditures incurred directly in connection with negotiating this Agreement and/or conducting due diligence activities contemplated hereunder and (ii) One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), provided, however, that Purchaser must make written demand of Seller for such reimbursement and provide Seller reasonable supporting documentation of actual expenditures within 30 days of the termination of this Agreement, and if Purchaser fails to provide such written demand and supporting documentation within such 30-day period, then Purchaser shall be deemed to have forever waived its right to recover any amount from Seller.
ARTICLE 5
TITLE AND SURVEY
Section 5.1    Title Commitment. Seller shall cause to be prepared and delivered to Purchaser on or before the Title Commitment Delivery Date: (a) a current commitment for title insurance or preliminary title report (the "Title Commitment") issued by the Title Company, in the amount of the Purchase Price and on a Texas T-7 Standard Form commitment, with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.
Section 5.2    New or Updated Survey. Purchaser may elect to obtain a new survey or revise, modify, or re-certify an existing survey ("Survey") as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser's objectives.
Section 5.3    Title Review.
5.3.1    Title and Survey Review Process. Purchaser may review title to the Property as disclosed by the Title Commitment and the Survey. Should the Title Commitment or Survey contain any title exceptions or other matters which are not acceptable to Purchaser in Purchaser's sole discretion (collectively, "Objectionable Title or Survey Matters"), Purchaser shall, prior to the expiration of the Title and Survey Review Period, deliver written notice to Seller

Exhibit M, List of Existing Loan Documents    M-17

of any such Objectionable Title or Survey Matters. If Purchaser timely notifies Seller in writing of any such Objectionable Title or Survey Matters (such writing, "Purchaser's Title Notice"), then Seller, in Seller's sole discretion, may, but shall have no obligation to (other than with respect to Monetary Liens, as defined below), remove or cure such Objectionable Title or Survey Matters on or prior to Closing. Seller shall be deemed to have delivered written notice to Purchaser that Seller refuses to cure any such Objectionable Title or Survey Matters (which Seller may refuse to do in its sole discretion) unless Seller, by 5:00 p.m. Dallas, Texas time on December 12, 2013, delivers written notice to Purchaser (the "Seller's Title Notice") that Seller will either attempt or refuse to cure such Objectionable Title or Survey Matters prior to or concurrently with Closing. If Seller's Title Notice indicates that Seller refuses to cure said Objectionable Title or Survey Matters (or if Seller is deemed to refuse to cure said Objectionable Title or Survey Matters), then at any time prior to the expiration of the Inspection Period, Purchaser may (a) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have further rights or obligations pursuant to this Agreement, except as expressly provided herein; or (b) if Purchaser fails to so timely terminate, Purchaser shall be deemed to have waived such Objectionable Title or Survey Matters and accept that title to the Property is subject thereto, in which event there shall be no reduction in the Purchase Price (and such Objectionable Title or Survey Matters, other than Monetary Liens, shall be deemed to be "Permitted Exceptions" hereunder). In all cases, Purchaser's right to terminate this Agreement pursuant to this Section 5.3 shall expire upon the expiration of the Inspection Period. Notwithstanding anything to the contrary contained in this Agreement, Purchaser is deemed to have rejected, without any need for further notice, all financing liens of mortgages or deeds of trust (other than liens granted under the Existing Loan Documents), mechanics' liens, judgment liens, liens to secure the payment of income taxes of Seller or Seller's constituents, delinquent property tax and assessment liens filed against the Property and all other liens against the Property created by, through or under Seller that can be removed by the payment of a fixed or liquidated sum (collectively, "Monetary Liens"). Seller shall have no obligation to cure any title objections (including, without limitation, any Objectionable Title Matters) except for all Monetary Liens, which Monetary Liens Seller shall cause to be released or, to Purchaser's reasonable satisfaction, insured over at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose at Seller's election), and Seller shall deliver the Property free and clear of, or, to Purchaser's reasonable satisfaction, expressly insured against, any such Monetary Liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser's consent (if requested, such consent shall not be unreasonably withheld or delayed) and any Objectionable Title or Survey Matter that Seller expressly elects in writing in a Seller's Title Notice to remove pursuant to this Section 5.3. The term "Permitted Exceptions" shall mean: (i) the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment that were not included in Purchaser's timely made written notice of Objectionable Title and Survey Matters or with respect to which Purchaser has waived or is deemed to have waived any objection as provided herein; (ii) matters created by, through or under Purchaser; (iii) items shown on the Survey that were not included in Purchaser's timely made written notice of Objectionable Title and Survey Matters or with respect to which Purchaser has waived or is deemed to have waived any objection as provided herein (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show); (iv) real estate taxes not yet due and payable; (v) rights of tenants under the Leases (as tenants only); (vi) rights of tenants or licensees

Exhibit M, List of Existing Loan Documents    M-18

under License Agreements (as tenants or licensees only); (vii) any licensees under any Service Contracts not terminated as of Closing, and (viii) the liens granted under the Existing Loan Documents.
5.3.2    Additional Exceptions After Expiration of Inspection Period. If any supplement or amendment to the Title Commitment delivered from the Title Company to Purchaser prior to Closing includes any additional material and adverse exceptions to title not shown in the Title Commitment delivered to Purchaser during the Inspection Period which are not acceptable to Purchaser, in Purchaser's sole discretion, Purchaser shall have five (5) business days from the date that Purchaser receives such supplement or amendment to the Title Commitment to give the Seller further written notice of disapproval of such additional exceptions to title ("Purchaser's Additional Notice"). Seller, may, within five (5) business days after receipt of Purchaser's Additional Notice, notify Purchaser in writing ("Seller's Additional Notice") that Seller will either attempt to cure or refuses to cure such additional exceptions prior to or concurrently with the Closing either by causing the same to be removed from title or insured over (in a manner reasonably acceptable to Purchaser) by the Title Company, provided, however, Seller shall be obligated to cure or remove Monetary Liens as provided above. If Seller's Additional Notice indicates that Seller refuses to cure said exceptions or if Seller has not delivered a Seller's Additional Notice within five (5) business days after receipt of Purchaser's Additional Notice (in which event Seller shall be deemed to have refused to cure said exceptions), Purchaser may (a) terminate this Agreement within two (2) business days after (i) receipt of Seller's Additional Notice, or (ii) Seller is deemed to have given notice that Seller refuses to cure such exceptions, and in either event the Earnest Money shall be returned to Purchaser and neither party shall have any further obligations or liabilities hereunder except those obligations and liabilities that expressly survive the Closing or termination hereof; or (b) if Purchaser fails to so terminate, Purchaser shall be deemed to have waived such exceptions and accept title subject thereto and such waived exceptions shall be considered Permitted Exceptions.
Section 5.4    Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner's title policy in accordance with the Title Commitment, insuring Purchaser's title to the Property in the amount of the Purchase Price, subject only to the Permitted Exceptions (the "Title Policy"), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement. Seller and Purchaser acknowledge and agree that the Title Policy may be issued as provided in Section 4 of the Portfolio Tie-In Agreement, if applicable.
ARTICLE 6
OPERATIONS AND RISK OF LOSS
Section 6.1    Ongoing Operations. From the Effective Date through Closing:
6.1.1    Leases, Service Contracts and License Agreements, and Existing Loan Documents. Seller will perform its material obligations under the Leases, Service Contracts, the Existing Loan Documents and License Agreements.

Exhibit M, List of Existing Loan Documents    M-19

6.1.2    New Contracts. Except as provided in Section 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than 30 days' prior notice.
6.1.3    Maintenance of Improvements; Removal of Personal Property. Subject to Section 6.2 and Section 6.3, Seller shall maintain or cause the tenants under the Leases to maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller's maintenance of the Improvements during Seller's period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.
6.1.4    Leasing. After the expiration of the Inspection Period, Seller will not, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed): (a) enter into any new residential Lease with a first-time tenant at the Property unless such Lease (i) utilizes Seller's standard form lease agreement, in all material respects, (ii) is for a term or not more than fourteen (14) months, (iii) includes rental rates that are consistent with prevailing market rates (the "Rental Guidelines"), and (iv) such first-time tenant at the Property materially satisfies Seller's customary tenant qualification and screening standards in the ordinary course of business; (b) enter into, renew or extend any residential Lease with an existing tenant at the Property unless such Lease (i) utilizes Seller's standard form lease agreement, in all material respects, (ii) is for a term or not more than fourteen (14) months and not less than six (6) months (except for extensions of less than six months on a non-recurring basis in the case of special tenant circumstances), and (iii) includes rental rates that are consistent with the Rental Guidelines; (c) terminate any Lease except by reason of a default by the tenant thereunder; (d) grant any rental concessions to a tenant that are materially inconsistent with the Rental Guidelines; (e) apply any refundable security deposit held by Seller in connection with any Lease except in the event of a termination of the applicable Lease, in the event of damage to the unit upon move-out or otherwise in the ordinary course of business. If Purchaser's consent is requested by Seller as to any of the foregoing, Purchaser agrees to give Seller written notice of approval or disapproval of the proposed amendment within three (3) business days after Purchaser's receipt of such notice. If Purchaser does not respond to Seller's request within such time period, then Purchaser will be deemed to have approved such amendment, extension, termination or new Lease. If the Property contains any retail or other commercial space, Seller shall not enter into any new retail Leases without the prior written consent of Purchaser, not to be unreasonably withheld, conditioned or delayed (and such approval shall be deemed given if not given or reasonably withheld within 15 days after written notice from Seller, together with all reasonably relevant supporting documentation, including, without limitation, tenant financial information to the extent in Seller's possession).
6.1.5    Updated Rent Roll. Seller shall deliver to Purchaser an updated Rent Roll dated not more than ten (10) business days prior to the Closing Date, certified by Seller to be a true and correct copy, in all material respects, of the Rent Roll Seller utilizes in the ordinary course of owning and operating the Property.

Exhibit M, List of Existing Loan Documents    M-20

6.1.6    Seller Notice. Seller shall deliver prompt written notice to Purchaser upon Seller gaining actual knowledge (and not any constructive or imputed knowledge) that (i) any of Seller's representations or warranties expressly provided for in Section 9.1 have become false or incorrect in any material respect, or (ii) any of Seller's covenants as expressly provided for in this Agreement have been breached by Seller in any material respect.
6.1.7    Matters of Record. Seller shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Inspection Period, but which may be withheld in Purchaser’s sole and absolute discretion after the expiration of the Inspection Period) record, grant, or create any exception to title or other title encumbrance against the Property, except as may be required under a "further assurances" clause in the Existing Loan Documents.
6.1.8    Existing Loan Documents. Seller will not amend or terminate any Existing Loan Document without obtaining Purchaser's approval of such amendment or termination, which approval may be withheld in Purchaser's sole discretion (unless such amendment is being required by Lender under a "further assurances" clause in the Loan Documents, in which event such approval shall not be unreasonably withheld, conditioned or delayed).
Section 6.2    Damage. If prior to Closing the Property is damaged by fire or other casualty requiring repairs in excess of $5,000.00 to repair, Seller shall Seller shall engage a third party contractor, engineer or architect reasonably acceptable to Purchaser to estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of such estimation (the "Casualty Notice") as soon as reasonably possible after the occurrence of the casualty.
6.2.3    Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, either Seller or Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of 30 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement within said 30-day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller's rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). As used in this Section 6.2.1, "Material Damage" and "Materially Damaged" means damage which, in the reasonable estimation of the third party contractor, engineer or architect engaged by Seller and reasonably approved by Purchaser, exceeds $500,000.00 to repair or includes any uninsured loss (other than the applicable deductible)

Exhibit M, List of Existing Loan Documents    M-21

that Seller does not agree to fund or credit at Closing. Notwithstanding the foregoing, Seller's right to terminate this Agreement under this Section 6.2.1 shall be exercisable only if (i) the Lender requires that the casualty proceeds be used to pay down the principal balance of Seller's mortgage loan for the Property, and (ii) the Lender does not issue the Loan Assumption Approval.
6.2.4    Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to 30 days to complete such repairs), or (b) at Closing, assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller's rights in and to any resulting insurance proceeds (including Seller's rights in and to any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any).
Section 6.3    Condemnation. If the Property or any "material" portion thereof (as defined below) is taken or condemned by eminent domain proceedings, Purchaser may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above. As used in this Section 6.3, "material" means any portion of the Property that, if taken or condemned by eminent domain proceedings, would result in (i) the Property no longer being in material compliance with applicable laws and zoning codes, (ii) the Property not having access to a public right-of-way that existed immediately prior to such taking or condemnation, (iii) the loss of one or more residential apartment units, (iv) a permanent reduction in the number of parking spaces causing the Property to be in violation of applicable laws or zoning codes, or (v) a condemnation award that is equal to or in excess of two percent (2%) of the Purchase Price.
Section 6.4    Rent Ready Condition. Seller shall continue to "make ready" all Vacant Units (defined herein) in accordance with Seller’s current procedures and practices and shall deliver any Vacant Units in Rent Ready Condition (as defined below) at Closing. If any Vacant Units are not in Rent Ready Condition as of the Closing, Seller shall credit the Purchaser the Rent Ready Credit (as defined below) at Closing.  Purchaser shall be permitted to inspect all Vacant Units at least three (3) days but not more than five (5) days prior to the Closing Date to verify the Rent Ready Condition thereof.  As used in this Section 6.4, the term (i) "Rent Ready Condition" shall

Exhibit M, List of Existing Loan Documents    M-22

mean supplying operable kitchen appliances, installing new carpeting or cleaning existing carpeting, and repainting in to make apartment units in the Property ready for tenant occupancy, (ii)  "Vacant Unit" shall mean any apartment or unit at the Property that is vacant as of the Closing Date and that was vacated by the Tenant most recently occupying such unit at least five (5) days prior to the Closing (i.e., if a unit becomes vacant less than five days prior to the Closing, it is not a "Vacant Unit" as to which Seller’s make ready obligations or Rent Ready Credit apply) and (iii) "Rent Ready Credit" shall mean $750.00 for each Vacant Unit not in Rent Ready Condition at Closing.
ARTICLE 7
CLOSING
Section 7.1    Closing. The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date by means of concurrent delivery of the Closing Documents and Purchase Price to Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.
Section 7.2    Intentionally Deleted.
Section 7.3    Seller's Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:
7.3.1    Deed. A special or limited warranty deed in the form of Exhibit B hereto in form acceptable for recordation under the law of the state where the Property is located and including a list of Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser Seller's interest in the Real Property (the "Deed");
7.3.2    Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit C attached hereto (the "Assignment"), executed and acknowledged by Seller, vesting in Purchaser, without warranty, Seller's right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;
7.3.3    Conveyancing or Transfer Tax Forms or Returns; Local Closing Documentation. Such conveyancing or transfer tax forms or returns, broker's lien waivers or affidavits, and statutory disclosures or filings, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;
7.3.4    FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto executed by Seller;
7.3.5    Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

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7.3.6    Title Affidavits, Such customary owner affidavits as the Title Company may reasonably require in order to omit from the Title Policy all exceptions for (i) parties in possession other than under the rights of tenants granted under the Leases as tenants only without any rights of first refusal or rights to purchase the Property (or such similar exception as is customary in the jurisdiction in which the Property is located); and (ii) Monetary Liens that Seller is required under this Agreement to remove or insure over, as well as a customary and reasonable gap indemnity agreement if applicable;
7.3.7    Seller’s Representation Certificate. A certificate, executed by Seller, restating that the representations and warranties of Seller as set forth in Section 9.1 of this Agreement are true and correct as of the Closing Date in all material respects or providing reasonably detailed exceptions thereto of which Seller has knowledge (the "Seller's Representation Certificate");
7.3.8    Assumption Agreement. The Assumption Agreement and any other Lender Assumption Documents, executed and acknowledged by Seller.
7.3.9    Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement); and
Section 7.4    Purchaser's Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:
7.4.1    Bill of Sale, Assignment and Assumption. The Assignment, executed and acknowledged by Purchaser;
7.4.2    Conveyancing or Transfer Tax Forms or Returns; Local Closing Documentation. Such conveyancing or transfer tax forms or returns and statutory disclosures or filings, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property;
7.4.3    Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and
7.4.4    Assumption Agreement. The Assumption Agreement and any other Lender Assumption Documents, executed and acknowledged by Purchaser and Lender.
7.4.5    Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional

Exhibit M, List of Existing Loan Documents    M-24

obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).
Section 7.5    Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent. If such closing statements are separately prepared, each of Seller and Purchaser hereby consents to the Escrow Agent sharing with the other a copy of the other closing statement (with such other closing statement constituting confidential information under this Agreement).
Section 7.6    Purchase Price. At or before 3:00 p.m. Dallas, Texas time on the Closing Date (the "Funding Deadline"), Purchaser shall deliver to Escrow Agent the positive difference determined by subtracting (a) the outstanding principal balance of the Existing Loan as of the Closing Date less the amount of the Escrowed Sums from (b) the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent's escrow account (the "Closing Funds"); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date and such inability arises out of (i) Purchaser's failure to timely deliver to the Closing Funds by the Funding Deadline, (ii) Purchaser's failure to timely deliver any Closing deliveries to Escrow Agent by the Funding Deadline or (iii) Purchaser's failure to provide Purchaser's authorization to proceed with disbursement in accordance with the executed closing statements by the Funding Deadline (other than because Seller has not timely made Seller's Closing deliveries), then the closing statements and related prorations will be revised as necessary.
Section 7.7    Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.
Section 7.8    Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Purchaser's property manager or to the Real Property to the extent in Seller's or its property manager's possession or control: Leases; Lease Files; Service Contracts; License Agreements; maintenance records, guaranties and warranties; plans and specifications; licenses, permits, approvals and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; all advertising materials; booklets; and keys.
Section 7.9    Notice to Tenants. Seller and Purchaser shall each execute, and Purchaser shall deliver to each tenant promptly after the Closing, a notice regarding the sale in substantially the form of Exhibit E attached hereto, or such other form as may be required by applicable state law. This obligation on the part of Purchaser shall survive the Closing.
ARTICLE 8
PRORATIONS, DEPOSITS, COMMISSIONS
Section 8.1    Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (and including) the date of Closing: (i) Tenant Receivables (defined below) and other

Exhibit M, List of Existing Loan Documents    M-25

income and rents that have been collected by Seller as of Closing; (ii) prepaid expenses and obligations under Service Contracts; (iii) accrued operating expenses, water charges, sewer charges, real and personal ad valorem taxes (collectively, "Taxes"); (iv) any assessments by declaration or other private covenant for the then-current calendar year of Closing; and (v) any accrued and unpaid interest and other non-principal amounts on the Existing Loan for the month in which Closing occurs. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:
8.1.1    Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing; provided, however, promptly after the tax bill for the year in which Closing occurs is available (or the new tax rate or new assessed valuation is fixed), the apportionment of taxes shall be recomputed. Seller shall continue to have control over all tax valuation protests or similar administrative or governmental proceedings relating to the tax valuation of, or tax rate for, the Property applicable to or including the years 2012 and 2013.
8.1.2    Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits or escrows with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits, escrows, bonds or letters of credit held by any utility company, owner's association or any quasi‑governmental authority as of the Closing Date.
8.1.3    Tenant Receivables. Rents due from tenants under Leases (the "Tenant Receivables") and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned, as and when collected, as follows: Tenant Receivables and other income received from tenants under Leases and/or tenants or licensees under License Agreements after Closing shall be applied in the following order of priority: (a) first, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser and (b) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, "Uncollected Delinquent Tenant Receivables"), which amount shall be delivered to Seller; provided however, that Seller shall have no right to payment of any Uncollected Delinquent Tenant Receivables that have been delinquent for more than ninety (90) days. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of three (3) months after Closing without prejudice to Seller's rights or Purchaser's obligations hereunder, provided, however, Seller shall have no right to cause any such tenant or licensee to be evicted or to exercise any other "landlord" remedy (as set forth in such tenant's Lease or licensee's License Agreement) against such tenant other than to sue for collection. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled on the True-Up Date less reasonable, actual costs and expenses of collection, including reasonable attorneys' fees, court costs and disbursements, if any. Purchaser shall have no obligation to actually collect Uncollected Delinquent Tenant Receivables on behalf of Seller. Seller expressly agrees that if Seller receives any amounts after the Closing

Exhibit M, List of Existing Loan Documents    M-26

Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall hold such amounts in trust (to the extent Purchaser is entitled to same hereunder) and remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled on the True-Up Date. The provisions of this Section 8.1.3 shall survive the Closing.
Section 8.2    Leasing Costs. Seller agrees to pay or discharge at or prior to Closing all leasing commissions, locator fees or finder's fees (collectively, "Leasing Costs"), if any, that are due and payable prior to Closing with respect to Leases in force prior to the Effective Date.
Section 8.3    Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.
Section 8.4    Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, with a final adjustment to be agreed upon, and true-up payments to be made, as soon as reasonably possible after the Closing but in any event not later than ninety (90) days after Closing (the "True-Up Date"), except with respect to taxes, with respect to which a final adjustment shall be agreed upon, and true-up payments made, forty-five (45) days after the tax bill for such taxes which were prorated on the basis of an estimate is received by Purchaser. All such rights and obligations shall survive the Closing.
Section 8.5    Tenant Deposits. All tenant and licensee security deposits collected and not properly applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller's obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser.
Section 8.6    Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. If more than one broker or agent comprises the "Broker" under this Agreement, such commission shall be split between such broker and agent pursuant to the terms of the separate agreement between Seller and Broker. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Purchaser. Other than as stated above in this Section 8.6, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees and litigation costs) arising as a result of such claims and shall survive the Closing.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES

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Section 9.1    Seller's Representations and Warranties. Seller represents and warrants to Purchaser that:
9.1.10    Organization and Authority; Conflicts and Pending Actions. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby (other than the consent of the Lender). This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms. There is no agreement to which Seller is a party or, to Seller's knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller's knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.
9.1.11    Tenant Leases, Service Contracts and License Agreements. As of the Effective Date, the Rent Roll lists all tenants of the Property and the Lease Files include leases and amendments. To Seller's knowledge, the list of Service Contracts and License Agreements attached to this Agreement as Exhibit K and Exhibit L, respectively, are correct and complete as of the date of its delivery and are the only Service Contracts and License Agreements, respectively, affecting the Property.
9.1.12    Notices Received. Seller has not received: (a) written notice from any governmental authority of any violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected; (b) written notice from any governmental authority causing the commencement of, or overtly making the threat of, any condemnation of any part of the Real Property, or the widening, change of grade or limitation on use of streets abutting the Real Property; (c) written notice from any insurance company or bonding company of any defects or inadequacies in the Property or any part thereof, which would adversely affect the insurability of the Property or cause the imposition of extraordinary insurance premiums or charges relating to the Property or of any termination or threatened termination of any policy of insurance or bond relating to the Property; (d) written notice from any governmental authority causing the commencement of, or overtly making the threat of, any materially adverse change in the zoning classification of the Property or any part thereof; or (e) except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser during the Inspection Period, written notice from any third party, alleging any material violation or default by Seller under any Service Contract or License Agreement to be assumed by Purchaser at Closing (that has not been cured by Closing).
9.1.13    Rent Roll; Leases. To Seller's knowledge as of the Effective Date, each of the Rent Roll, the Delinquency Report and the Concession Report delivered to Purchaser pursuant to Section 4.1 is a true and correct copy, in all material respects, of the Rent Roll, the Delinquency Report and the Concession Report, as applicable, that Seller utilizes in the ordinary course of owning and operating the Property.  To Seller's knowledge as of the date of delivery, any updated Rent Roll (if any, and without any obligation to deliver same except as may be expressly required in this

Exhibit M, List of Existing Loan Documents    M-28

Agreement) that may be delivered by Seller to Purchaser after the Effective Date is a true and correct copy, in all material respects, of the Rent Roll, the Delinquency Report and the Concession Report, as applicable, that Seller utilizes in the ordinary course of owning and operating the Property.  Except as may be reflected by the Property Documents, the Title Commitment or otherwise disclosed in writing to Purchaser during the Inspection Period, Seller has not granted to any tenant, or any other person, entity or association, an option to purchase, right of first refusal, right of first offer or other similar right in respect of all or any portion of the Real Property. Except as set forth on the Rent Roll, there are no security deposits or other deposits held by Seller under the Leases. Except as set forth on the Concession Report, no tenant that is in occupancy at the Property as of the Effective Date is entitled to rental concessions or abatements for any period subsequent to the Closing Date.
9.1.14    Operating Statements.  To Seller's knowledge as of the Effective Date, the Operating Statements delivered to Purchaser pursuant to Section 4.1 are a true and correct copy, in all material respects, of the Operating Statements Seller utilizes in the ordinary course of owning and operating the Property.  To Seller's knowledge as of the date of delivery, any updated Operating Statements (if any, and without any obligation to deliver same except as may be expressly required in this Agreement) that may be delivered by Seller to Purchaser after the Effective Date are a true and correct copy, in all material respects, of the Operating Statements Seller utilizes in the ordinary course of owning and operating the Property.  Seller makes no representation with respect to any information provided in the Operating Statements.
9.1.15    Prohibited Persons and Transactions.  Seller is not, nor will Seller become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
9.1.16    Existing Loan Documents. The Existing Loan Documents constitute all material loan documentation executed in connection with the Existing Loan. The copies of the Existing Loan Documents made available to Purchaser are true, correct and complete copies thereof. As of the Effective Date and to Seller's knowledge, the Existing Loan Documents remain in full force and effect. No uncured event of default beyond the expiration of applicable notice and cure periods exists under the Existing Loan Documents. Seller has not received written notice of any default under the Existing Loan Documents that remains uncured to the satisfaction of Lender.
Section 9.2    Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:
9.2.6    Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company in good standing in the State of Delaware and is qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby (other than

Exhibit M, List of Existing Loan Documents    M-29

consent of the Lender). This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.
9.2.7    Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.
9.2.8    ERISA. Purchaser is not an employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), Purchaser's assets do not constitute "plan assets" within the meaning of the "plan asset regulations" (29.C.F.R. Section 2510.3-101), and Purchaser's acquisition of the Property will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
9.2.9    Prohibited Persons and Transactions. Purchaser is not, nor will Purchaser become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
Section 9.3    Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and are deemed to be remade by Seller as of the Closing Date (except as may be set forth in the Seller's Representation Certificate) and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of nine (9) months (the "Survival Period"). Terms such as "to Seller's knowledge," "to the best of Seller's knowledge" or like phrases mean the actual present and conscious awareness or knowledge of J. Dodge Carter and Gerry Hedgcock (each, a "Seller's Representative"), without any duty of inquiry or investigation; provided that so qualifying Seller's knowledge shall in no event give rise to any personal liability on the part of Seller's Representative, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only if: (a) the party bringing the action for breach first learns of the breach after Closing and gives written notice of such breach to the other party before the end of the Survival Period and files such action on or before the first day following the second anniversary of the Closing Date, and (b) neither

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party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000.00 (but for such breaches exceeding $25,000.00 in amount, the initial $25,000.00 shall be included in a cause of action based on such breach). Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser will be limited to an amount equal to one percent (1.0%) of the Purchase Price. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.
ARTICLE 10
DEFAULT AND REMEDIES
Section 10.1    Seller's Remedies. If Purchaser defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser's representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Seller or the Closing Date (except no notice or cure period shall apply if Purchaser fails to timely deliver the documents required under this Agreement to be delivered by Purchaser at Closing or the timely payment of the Purchase Price hereunder), Seller shall be entitled, as its sole remedy (except as provided in Sections 4.10, 8.6, 10.3 and 10.4 hereof and/or in the Portfolio Tie-In Agreement), to terminate this Agreement and recover the Earnest Money (plus payment by Purchaser of the amount any non-refundable deposits, fees or expenses owing to Lender in connection with any Loan Assumption process, as provided in Section 4.12) as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller's damages resulting from Purchaser's default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement. Without limiting the foregoing rights and merely as a courtesy to Purchaser, Seller shall endeavor to deliver prompt written notice to Purchaser upon Seller gaining actual knowledge (and not any constructive or imputed knowledge) that any of Purchaser's covenants as expressly provided for in this Agreement have been breached by Purchaser in any material respect (and failure to promptly deliver such notice shall not be deemed a waiver or limitation of Seller's rights or remedies hereunder).
Section 10.2    Purchaser's Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller's representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Purchaser or the Closing Date (except no notice or cure period shall apply if Seller fails to timely

Exhibit M, List of Existing Loan Documents    M-31

deliver the documents required under this Agreement to be delivered by Seller at Closing), Purchaser shall elect, as its sole remedy (except as provided in Sections 8.6, 10.3 and 10.4 hereof), either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (b) enforce specific performance to consummate the sale of the Property hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Any breach of a representation or warranty by Seller under this Agreement shall be deemed "material" for the purposes of this Section 10.2 if Purchaser's damages resulting from such breach (or breaches, if more than one) are reasonably estimated to exceed $100,000.00 in the aggregate. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before sixty (60) days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within two months following the scheduled Closing Date. If Purchaser properly terminates this Agreement pursuant to subsection (a) above and such termination arose out of a willful and knowing failure of Seller to deliver the Deed to Purchaser in accordance with this Agreement with the condition of title to the Property as required hereunder (as determined on a non-appealable basis by a court of competent jurisdiction), then Seller shall pay to Purchaser an amount equal to one percent (1.0%) of the Purchase Price as liquidated damages and not as penalty, in full satisfaction of claims against Seller hereunder. Seller and Purchaser agree that Purchaser's damages resulting from a Seller default as described in the immediately preceding sentence are difficult, if not impossible, to determine and such amount is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Any suit or claim for specific performance shall not be (i) limited in any manner by the waivers in Section 11.3 nor (ii) subject to the requirement for mandatory arbitration under Section 12.20. This Section shall not limit any right of termination in favor of Purchaser that is expressly provided for under another section of this Agreement. IN NO EVENT SHALL SELLER'S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE. Without limiting the foregoing rights and merely as a courtesy to Seller, Purchaser shall endeavor to deliver prompt written notice to Seller upon Seller gaining actual knowledge (and not any constructive or imputed knowledge) that any of Seller's covenants as expressly provided for in this Agreement have been breached by Seller in any material respect (and failure to promptly deliver such notice shall not be deemed a waiver or limitation of Purchaser's rights or remedies hereunder).
Section 10.3    Attorneys' Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys' fees, incurred in connection with such claims.
Section 10.4    Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the

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Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.
ARTICLE 11
DISCLAIMERS, RELEASE AND INDEMNITY
Section 11.1    Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller and Seller's agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller's special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.
Section 11.2    Sale "As Is, Where Is". Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property "AS IS, WHERE IS, WITH ALL FAULTS," except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made

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or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser's consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser's inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser's residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.
Section 11.3    Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended ("CERCLA"), the Texas Solid Waste Disposal Act (Texas Health and Safety Code § 361.001 et seq. (Vernon 2001), as amended ("SWDA"), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), as amended, and the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and

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common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.
Notwithstanding the foregoing provisions of this Section 11.3, the foregoing releases, waivers or discharges under this Section 11.3 shall not apply and shall be of no force or effect with respect to (i) any claims Purchaser would have against Seller for Seller's fraud or willful misconduct as determined on a non-appealable basis by a court of competent jurisdiction nor (ii) any claims Purchaser would have against Seller under the terms of this Agreement for a breach of any representation or warranty expressly made by Seller under this Agreement (but, in such event, such claims shall be subject to the other limitations provided for in this Agreement).

Section 11.4    "Hazardous Materials" Defined. For purposes hereof, "Hazardous Materials" means "Hazardous Material," "Hazardous Substance," "Pollutant or Contaminant," and "Petroleum" and "Natural Gas Liquids," as those terms are defined or used in Section 101 of CERCLA, any "solid waste" as defined in the SWDA and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.
Section 11.5    Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.
Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.
ARTICLE 12
MISCELLANEOUS
Section 12.1    Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (a) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with any one or more of the following entities: (i) Purchaser, (ii) Berkshire Income Realty - OP, L.P., a Delaware limited partnership, (iii) Berkshire Multifamily Value Plus Fund - III OP, L.P., a Delaware limited partnership, and/or (iv) Berkshire Multifamily USA Property Partners, LP, a Delaware limited partnership, (b) all of the Earnest Money must have been delivered in accordance herewith, (c) the Inspection Period shall be deemed to have ended, (d) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser's obligations

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until the Closing Date, at which the Purchaser shall be automatically released from liability, (e) notice of such assignment shall be delivered to Seller at least ten (10) days prior to Closing, and (f) the requirements in Section 12.17 are satisfied.
Section 12.2    Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
Section 12.3    Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.
Section 12.4    Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.
Section 12.5    Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.
Section 12.6    Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits attached hereto are incorporated herein by this reference for all purposes. The mere attachment to this Agreement as an Exhibit of any document, list, instrument or information shall not be deemed to (i) expand any representation, warranty or covenant of Seller expressly provided for under this Agreement nor (ii) create any representation, warranty or covenant of Seller that is not expressly provided for under this Agreement.
Section 12.7    Time. Time is of the essence in the performance of this Agreement.
Section 12.8    Confidentiality; Press Releases. Purchaser shall make no public announcement, press release or disclosure of the transactions contemplated under this Agreement, nor any information related to this Agreement, to outside brokers, media or third parties, before or after the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.7, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser. Seller shall make no public announcement, press release or disclosure of the transactions contemplated under this Agreement, nor any information

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related to this Agreement, to outside brokers, media or third parties, before or after the Closing, without the prior written specific consent of Purchaser; provided, however, that Seller may make disclosure of this Agreement to Seller's employees, agents, representatives, lenders, investors, surveyors, engineers, contractors and consultants as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Seller. Prior to Closing, Seller shall inform the Broker of the foregoing requirements and instruct broker to comply with same. Notwithstanding the foregoing, if the Closing occurs, each of Purchaser and Seller shall have the right, after the Closing, to publicize the transaction in a reasonable and customary manner; provided, however, that any press release or other public disclosure regarding this Agreement shall not disclose the name of Purchaser or Seller, the Purchase Price or any other economic terms set forth herein without the prior written consent of the other party. Without limiting the foregoing requirement for Seller approval, the name "Crow Holdings" shall not in any event be used or referenced in any public announcement, press release or disclosure relating to the transactions contemplated under this Agreement. Purchaser acknowledges and agrees that the use of such name in any public announcement, press release or disclosure is not accurate and Purchaser will instruct Purchaser's partners, lenders, investors, brokers, agents, employees, officers, directors, attorneys and representatives (collectively, the "Purchaser Parties") to comply with this provision. Without Purchaser’s prior written consent, the name "Berkshire Property Advisors" or any variation thereof shall not be used or referenced in any public announcement, press release or disclosure by or on behalf of Seller relating to the transactions contemplated under this Agreement. Seller will instruct Purchaser's partners, lenders, investors, brokers, agents, employees, officers, directors, attorneys and representatives (collectively, the "Seller Parties") to comply with this provision. Each party, on behalf of itself and the Purchaser Parties or Seller Parties, as applicable, stipulates that the breach of the requirements of this Section 12.8 will cause irreparable harm to the non-breaching party for which damages may not constitute an adequate remedy. Accordingly, each party agrees, on its own behalf and on behalf of the Purchaser Parties or Seller Parties, as applicable, that any breach of the requirements of this Section 12.8 may be enjoined by an appropriate court order or judgment. Each party’s remedies in the event of a breach by the other party of this Section 12.8 are not limited to injunctive relief for a breach of the requirements of this Section 12.8, and all legal and equitable remedies will continue to be available to the non-breaching party. The provisions of this Section 12.8 shall survive Closing.
Section 12.9    No Electronic Transactions. The parties hereby acknowledge and agree this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the "Notices" section of this Agreement.
Section 12.10    Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy subsequently delivered by another method permitted under

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this Section 12.10. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient's electronic mail address. Except for facsimile and electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record except as provided in this Section 12.10. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.
Section 12.11    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
Section 12.12    Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. Unless otherwise stated in this Agreement to the contrary, the last day of any period of time described herein shall be deemed to end at 5:00 p.m. Dallas, Texas time.
Section 12.13    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or PDF counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.9 other than facsimile or email.
Section 12.14    No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser's obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.
Section 12.15    Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party

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agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.
Section 12.16    Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.
Section 12.17    ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller's sale of the Property to such person or entity would, in the reasonable opinion of Seller's ERISA advisors or consultants, create or otherwise cause a "prohibited transaction" under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a "prohibited transaction" under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.
Section 12.18    No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser's indemnity obligation under Section 4.10 hereof.
Section 12.19    Reporting Person. Purchaser and Seller hereby designate the Title Company as the "reporting person" pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.
Section 12.20    Mandatory Arbitration. The parties have agreed to submit disputes to mandatory arbitration in accordance with the provisions of Exhibit F attached hereto and made a part hereof for all purposes. Each of Seller and Purchaser waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in Exhibit F attached hereto. The waiver of this Section 12.20 will not prevent Seller or Purchaser from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration or the enforcement of an award granted by arbitration herein or as expressly permitted by Section 10.1 hereof.
Section 12.21    1031 Exchange Cooperation. Purchaser may consummate the purchase of the Property as part of a so-called like-kind exchange or a so-called reverse like-kind exchange (the "Exchange") pursuant to §1031 of the Internal Revenue Code of 1986, as amended, provided that (i) Purchaser shall notify Seller in writing no later than ten (10) days before Closing that it intends to consummate this transaction as part of an Exchange, and shall provide with such notice all material information relating to the parties and properties to the Exchange; (ii) all reasonable costs, fees,

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and expenses attendant to the Exchange shall be the sole responsibility of Purchaser, and Purchaser shall indemnify and hold harmless Seller from and against any such reasonable costs, fees, and expenses; (iii) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser's obligations and covenants under this Agreement; and (iv) Seller shall not be required to acquire or hold title to any real property other than the Property for purposes of consummating the Exchange. Purchaser agrees to defend, indemnify and hold Seller harmless from any liability, damages, or costs, including (without limitation) reasonable attorneys' fees, that may result from Seller's acquiescence to the Exchange. Seller shall not, by this Agreement or acquiescence to the Exchange, (a) have its rights under this Agreement, including (without limitation) those that survive Closing, affected or diminished in any manner or (b) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with §1031 of the Internal Revenue Code of 1986, as amended. The terms of this Section shall survive Closing.

Exhibit M, List of Existing Loan Documents    M-40

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN
CHHC PAVILION, L.P.
AND
BERKSHIRE PROPERTY ADVISORS, L.L.C.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER: Date executed by Seller December 9, 2013	CHHC PAVILION, L.P., a Delaware limited partnership By: Pavilion GP, LLC, a Texas limited liability company, its general partner By: /s/ Charlie Eubanks Name: Charlie Eubanks Title: President
PURCHASER: Date executed by Purchaser December 9, 2013	BERKSHIRE PROPERTY ADVISORS, L.L.C., a Delaware limited liability company By: /s/ David E Doherty Name: David Doherty Title: Senior Vice President

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JOINDER BY ESCROW AGENT
Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Initial Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.
COMMONWEALTH TITLE OF DALLAS

Date executed by Escrow Agent December ___, 2013	By: Name: Title:

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